             [Letterhead of Ballard, Spahr, Andrews & Ingersoll LLP]

                                                              FILE NUMBER
                                                                 863100



                                 May 24, 1999


Realty Income Corporation
220 West Crest Street
Escondido, California 92025

             Re:  Registration Statement on Form S-3
                  Registration No. 333-34311
                  ----------------------------------

Ladies and Gentlemen:

     We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the Company's registration statement on Form S-3, (No. 333-34311), and all amendments thereto (the "Registration Statement"), previously declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated October 1, 1997 which forms a part of the Registration Statement (the "Base Prospectus"). This opinion is rendered in connection with the registration, sale and issuance of up to 2,760,000 shares (including 360,000 shares which the underwriters have the option to purchase to cover over-allotments, if any) of the Company's 9 3/8% Class B Cumulative Redeemable Preferred Stock, $1.00 par value per share (the "Shares"), as described in a Prospectus Supplement dated May 20, 1999 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

     In connection with your representation of the Company, and as a basis for the opinion hereinafter set forth, we have

Realty Income Corporation
May 24, 1999
Page 2



examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

      1. The Registration Statement and the related form of Prospectus in the form in which it was transmitted to the Commission, under the 1933 Act;

      2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

      3. The Bylaws of the Company (the "Bylaws"), certified as of a recent date by its Secretary;

      4. Resolutions (the "Board Resolutions") adopted by the Board of Directors of the Company (the "Board"), relating to the registration, sale and issuance of the Shares, certified as of a recent date by the Secretary of the Company;

      5. Resolutions (the "Committee Resolutions") adopted by the Preferred Stock Terms Committee of the Board, relating to the terms of the Shares, including the dividend rate and price thereof, certified as of a recent date by the Secretary of the Company;

      6. Articles Supplementary for the Company's 9 3/8% Class B Cumulative Redeemable Preferred Stock (the "Articles Supplementary");

      7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

      8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

     In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with the following:

      1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

Realty Income Corporation
May 24, 1999
Page 3

      2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

      3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

      4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

      5. The Articles Supplementary have been filed with, and accepted for record by, the SDAT.

     The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

      1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

      2. The issuance of the Shares has been duly authorized, and the Shares, when sold and delivered against payment therefor in accordance with the Committee Resolutions and the Prospectus (assuming that, upon issuance, the total number of Shares of Series B Cumulative

Realty Income Corporation
May 24, 1999
Page 4


Redeemable Preferred Stock issued and outstanding will not exceed the total number of shares of Series B Cumulative Redeemable Preferred Stock that the Company is then authorized to issue under the Charter), will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you for your submission to the Commission as an exhibit to the 8-K and incorporation by reference into the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Latham & Watkins, counsel to the Company) without, in each instance, our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                    Very truly yours,

                                    /s/ Ballard, Spahr, Andrews & Ingersoll LLP